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                                                                     Exhibit 4.1

                                 PROMISSORY NOTE

$6,000,000                                                         June 22, 2001

         FOR VALUE RECEIVED, PILOT THERAPEUTICS, INC., a North Carolina corporation ("Borrower"), hereby promises to pay to the order of PHARMABIO DEVELOPMENT INC., a North Carolina corporation ("Lender"), in lawful money of the United States of America in immediately available funds, the principal sum of Six Million Dollars ($6,000,000) or, if less, the aggregate unpaid principal amount of all Advances (as defined in the Loan Agreement referred to below) made by Lender to Borrower pursuant to the Loan Agreement (as defined below), together with accrued and unpaid interest thereon, on or before the Maturity Date (as defined in the Loan Agreement). The interest shall accrue on the unpaid principal amount of each Advance at the rates and in the manner provided in the Loan Agreement. Payment of the principal amount of this Note and accrued interest on this Note shall be made as provided in the Loan Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Loan Agreement.

         Each Advance made by Lender to Borrower, and all payments made on account of the principal amount hereof, shall be recorded by Lender and endorsed on the grid attached hereto which is a part of this Note. Failure to so record and endorse such Advances and payments, however, shall not affect Borrower's obligations in respect of such Advances unless such failure is willful.

         This Promissory Note is the Note referenced in the Loan Agreement between Borrower and Lender dated as of the date of this Note (as same may be amended from time to time, the "Loan Agreement"), and is entitled to the benefits of the Loan Agreement. The Loan Agreement, among other things, (i) provides for the making of certain Advances by Lender to Borrower from time to time, the indebtedness of Borrower resulting from each such Advance being a principal amount evidenced by this Note, and (ii) provides that this Note is secured by, and Borrower has granted a security interest in, certain of its assets as set forth in that certain Security Agreement dated as of the same date as this Note.

         In case an Event of Default shall occur and be continuing, the unpaid principal amount of, and accrued interest on, this Note may be declared to be due and payable in the manner and with the effect provided in the Loan Agreement.

         Borrower hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.


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         This Note shall be governed by and construed in accordance with the law of the State of North Carolina without regard to the conflicts of law rules of such state.


                                             BORROWER:

                                             PILOT THERAPEUTICS, INC.

                                             By:   /s/ Floyd H. Chilton
                                                --------------------------
                                             Name: Floyd H. Chilton
                                             Title: CEO





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                       ADVANCES AND PAYMENTS OF PRINCIPAL



               Amount     Amount of Principal         Unpaid          Notation
      Date   of Advance     Paid or Prepaid      Principal Balance     Made By
      ----   ----------     ---------------      -----------------     -------




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